EXHIBIT 99.1

Loop Industries Announces Agreement to Purchase Site for its First Manufacturing Facility in Montreal, Canada

MONTREAL--(BUSINESS WIRE)--Loop Industries, Inc. (OTCQX: LLPP) (“Loop Industries” or “Loop” or the “Company”) announced today that it has agreed to purchase the site where it plans to build the Company’s first manufacturing facility. The industrial site is located in Montreal, Canada. Completion of the manufacturing facility is planned for Q4 2018. Along with other conditions, the purchase offer is conditioned on the zoning acceptance by the city of Montreal East. The purchase price is $1,200,000 Cdn.

The new facility is anticipated to have a total processing capacity of approximately 53 million pounds (24,000 M/T) per year of waste PET/polyester plastic. The resulting Purified Terephthalic Acid (PTA) and Mono Ethelyne Glycol (MEG) will be used to manufacture Loop™ branded PET resin. The Loop™ branded PET resin is anticipated to be commercially available in Q1 2019.

Additionally, the Company has sourced several streams of waste PET/polyester plastic feedstocks as well as identified potential customers who have indicated that they will purchase the production from this new facility.

Daniel Solomita, Loop Industries’ Founder and CEO, commented, “Over the past 18 months we have successfully operated our pilot plant and in the process, we were able to significantly improve and optimize our patented depolymerization process. The acquisition of this site and the building of our first commercial scale plant is a tremendous first step towards the expansion of Loop Industries’ technology. Our goal is to provide Loop™ branded PET resin to sustainability-committed consumer goods companies focused on improving the environmental impact of PET plastic packaging. Loop’s technology permits for low quality PET/Polyester feedstocks such as polyester fibers, colored PET plastics and opaque PET plastics to be upcycled into high value chemicals. Loop’s technology is poised to accelerate the world’s shift towards a sustainable, circular economy that decouples PET plastic and polyester fiber from fossil fuels.”

About Loop Industries:

Loop Industries’ technology allows for low value Polyester/PET plastic to be upcycled into high value resin. Our disruptive depolymerization technology manufactures Purified Terephthalic Acid (PTA) and Mono Ethelyne Glycol (MEG) from waste Polyester/PET feedstocks.

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Forward-Looking Statements

This news release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) unexpected industry competition, (iv) the need to raise capital to meet business requirements, (v) our manufacturing facility, and (vi) and our ability to sell our products in order to generate revenues. More detailed information about Loop and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts

Loop Industries

Susan Khouloujian, 450.951.8555

IR@loopindustries.com

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